Exhibit 99.1
News Release

Boeing Corporate Offices 100 N. Riverside Chicago, IL 60606-1596 www.boeing.com
Boeing Names Muilenburg Chief Executive Officer

•	McNerney remains board chairman; Muilenburg joins board

•	Conner continues as vice chairman

•	Succession rigor, timeline to aid smooth transition
CHICAGO - June 23, 2015 - The Boeing board of directors has elected Dennis A. Muilenburg the company’s 10th chief executive, succeeding W. James (Jim) McNerney, Jr., who held the position for the past 10 years. Muilenburg, who has served as Boeing president and chief operating officer since 2013, becomes president and CEO on July 1.
McNerney, who joined Boeing’s board of directors in 2001, continues as its chairman. To ensure a smooth transition of his CEO responsibilities to Muilenburg, he will continue working as a company employee until retiring at the end of February 2016, and continue advocating on issues important to Boeing's U.S. and global customers, partners and stakeholders, including ongoing Washington, D.C., engagement. Kenneth M. Duberstein, Boeing’s independent lead director, continues in that capacity, and Muilenburg has been elected a member of the board.
“Dennis is an extremely capable, experienced and respected leader with an immense passion for our company, our people, and our products and services,” said McNerney, who made priorities of succession planning and leadership development at the outset of his tenure. “As CEO, Dennis will bring a rich combination of management skills, customer focus, business and engineering acumen, a can-do spirit and the will to win. With a deep appreciation of our past accomplishments, and the energy and skill to drive those to come, he is well suited to lead our very talented Boeing team into its second century,” he added.
Muilenburg, 51, is a 30-year company veteran. Along with Boeing Commercial Airplanes President and CEO Raymond L. Conner, he also has served since 2013 as company vice chairman. Conner, 60, remains in charge of the $60 billion Commercial Airplanes unit and will serve as sole company vice chairman, where he will continue working closely with Muilenburg on key corporate processes and integrating cross-enterprise strategies and efficiencies.
“The opportunity to lead the people of Boeing in service to our commercial and government customers is a tremendous honor and responsibility,” said Muilenburg. “Our company is financially strong and well positioned in our markets. As we continue to drive the benefits of integrating our enterprise skills, capabilities and experience - what we call operating as ‘One Boeing’ - we will find new and better ways to engage and inspire employees, deliver innovation that drives customer success, and produce results to fuel future growth and prosperity for all our stakeholders.”
On behalf of the company’s board of directors, Duberstein saluted both Muilenburg and McNerney. “We have high confidence in Dennis, who has distinguished his career by taking on tough challenges and delivering results,” said Duberstein. “In a decade as CEO, Jim restored the vitality, focus and reputation of a storied American company, and we thank him for his extraordinary leadership and congratulate him on his success,” he said.
McNerney, 65, was elected Boeing chairman, president and chief executive officer in 2005. During his tenure, the company recaptured the global lead in commercial airplane deliveries with steady increases in production and a comprehensive update of its product line; maintained a strong position in defense markets despite a downturn in U.S. military spending; restored Boeing’s historic leadership in human spaceflight with major new program wins; and expanded its engineering and manufacturing footprint inside and outside the United States.
Also, with a relentless focus on internal productivity to fund investments in innovation and growth, Boeing’s financial performance steadily improved under McNerney, with revenue rising 73 percent to a record $90.8 billion last year from $52.5 billion in 2004, the year before he became CEO. Backlog and earnings per share tripled over the period, also to record levels.
In his most recent role, Muilenburg shared with McNerney oversight of day-to-day business operations with a focus on the company’s growth and productivity initiatives, key customer relationships and leadership-development programs. Prior to that he served since 2009 as president and CEO of Boeing Defense Space & Security, the company’s $31 billion, 53,000-person business unit headquartered in St. Louis. Previously, he was president of the unit's Global Services & Support business, and before that, he led Boeing’s Combat Systems division.
Muilenburg joined Boeing’s engineering ranks as an intern in Seattle in 1985. He earned a bachelor's degree in aerospace engineering from Iowa State University and a master's in aeronautics and astronautics from the University of Washington. He held numerous program management and engineering positions of increasing responsibility early in his career, including on the company’s High Speed Civil Transport, F-22, Airborne Laser and Condor reconnaissance aircraft.
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Contact:
John Dern
Boeing Communications
(312) 544-2002

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